EXHIBIT 10.50

CONSENT, WAIVER AND THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This CONSENT, WAIVER AND THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 14, 2013 (this “Amendment”), is by and among USEC INC., a Delaware corporation (“Holdings”), UNITED STATES ENRICHMENT CORPORATION, a Delaware corporation (“Enrichment” and, together with Holdings, the “Borrowers”), those Lenders under the Credit Agreement referred to below which are signatories to this Amendment, and JPMORGAN CHASE BANK, N.A., as Administrative and Collateral Agent (the “Administrative Agent”), and amends that certain Fourth Amended and Restated Credit Agreement dated as of March 13, 2012 (as previously amended, the “Existing Credit Agreement” and, as further amended by this Amendment, the “Credit Agreement”), among the Borrowers, the Lenders party thereto, the Administrative Agent and the other financial institutions named therein as “agents”, “bookrunners” and “arrangers”.

WHEREAS, the Borrowers have informed the Administrative Agent and the Lenders that the Borrowers wish to prepay the entire outstanding principal balance of the Term Loans and all accrued interest thereon;

WHEREAS, pursuant to Section 2.09(e) of the Existing Credit Agreement, the Borrowers are not permitted to make any optional prepayment of the Term Loans without the prior written consent of the Required Revolving Lenders and then only if, at the time of such prepayment and after giving effect thereto, Availability is greater than $35,000,000;

WHEREAS, the Borrowers have informed the Administrative Agent and the Lenders that the Borrowers wish to voluntarily reduce the Revolving Commitments under the Existing Credit Agreement from $137,200,000 to $110,000,000;

WHEREAS, the Borrowers have informed the Administrative Agent and the Lenders that Holdings has entered into that certain Stock Purchase Agreement dated as of January 23, 2013 (as amended, restated, supplemented or otherwise modified from time to time in a manner reasonably acceptable to the Administrative Agent, the “NAC Sale Agreement”) by and between Holdings, as seller, and Hitz Holdings U.S.A. Inc., as purchaser (the “NAC Purchaser”) pursuant to which Holdings has agreed to sell and the NAC Purchaser has agreed to purchase all of the issued and outstanding equity interests of NAC International Inc. (“NAC”) for a cash purchase price of $45,000,000, less purchase price adjustments described in the NAC Sale Agreement (the “NAC Sale Transaction”);

WHEREAS, the NAC Sale Transaction is prohibited by Section 6.03 of the Existing Credit Agreement and Section 8.6 of the Security Agreement, and pursuant to Sections 9.02(b)(B)(7), (8) and (9) of the Existing Credit Agreement, the prior written consent of the Revolving Lenders is required to release (a) NAC as a Guarantor and from its obligations under the Existing Credit Agreement, the Security Agreement and any other Financing Document to which it is a party, (b) any security interest held by the Administrative Agent in any assets of NAC and (c) any security interest held by the Administrative Agent in any equity interests in NAC;

WHEREAS, the Borrowers have informed the Administrative Agent and the Lenders that the audit by the Borrowers’ independent public accountants accompanying the annual consolidated financial statements of Holdings and its Subsidiaries for the fiscal year ended December 31, 2012 (the “2012 Fiscal Year Audit”) required to be delivered by the Borrowers to the Administrative Agent and the Lenders under Section 5.01(a) of the Existing Credit Agreement will contain a going concern qualification, which condition would constitute an Event of Default under Section 7.01(d) of the Existing Credit Agreement;

WHEREAS, the Borrowers have requested that the Revolving Lenders (a) consent to the prepayment in full of the Term Loans as described above and (b) further that, effective immediately following such prepayment, the Administrative Agent and the Revolving Lenders (i) agree to waive compliance by the Borrowers with Section 5.01(a) of the Existing Credit Agreement solely to the extent necessary to permit the Borrowers to deliver the 2012 Fiscal Year Audit with a going concern qualification, (ii) agree to waive compliance by the Borrowers with Section 6.03 of the Existing Credit Agreement and Section 8.6 of the Security Agreement, in each case, solely to the extent necessary to permit the Borrowers to consummate the NAC Sale Transaction, (iii) agree to consent to the release of (A) NAC as a Guarantor and from its obligations under the Existing Credit Agreement, the Security Agreement and any other Financing Document to which it is a party, (B) any security interest held by the Administrative Agent in any assets of NAC and (C) any security interest held by the Administrative Agent in any equity interests in NAC, in each case, concurrently with the consummation of the NAC Sale Transaction, and (iv) agree to waive and amend certain other provisions of the Existing Credit Agreement as more fully described herein; and

WHEREAS, the Administrative Agent and the Revolving Lenders party to this Amendment are willing to consent to the prepayment in full of the Term Loans and, effective immediately following such prepayment, to agree to the waivers and amendments described above as more particularly set forth  herein, all subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereto hereby agree as follows:

1. Capitalized Terms.  Capitalized terms used herein which are defined in the Existing Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2. Consent to Term Loan Prepayment.  Subject to the satisfaction of the terms and conditions set forth in Section 8 hereof and in reliance on the representations set forth in Section 7 hereof, the Revolving Lenders hereby consent to the prepayment by the Borrowers of the entire outstanding principal balance of the Term Loans, together with all accrued interest thereon and any amounts payable under Section 2.14 of the Existing Credit Agreement with respect thereto (the “Term Loan Prepayment”).

3. Reduction of Revolving Commitments.  Pursuant to Section 2.07(d) of the Existing Credit Agreement, effective immediately following the Term Loan Prepayment, the Borrowers hereby irrevocably reduce the Revolving Commitments from $137,200,000 to $110,000,000 (the “Third Amendment Date Commitment Reduction”).  Immediately after giving effect to the Third Amendment Date Commitment Reduction, the Revolving Commitment of each Revolving Lender shall be as set forth on updated Schedule 2.01 attached hereto. For avoidance of doubt, the Borrowers, the Administrative Agent and the Revolving Lenders hereby confirm that the Third Amendment Date Commitment Reduction is permanent.

4. Waivers.  Subject to the satisfaction of the terms and conditions set forth in Section 8 hereof and in reliance on the representations set forth in Section 7 hereof, effective immediately following the Term Loan Prepayment:

(a)           the Administrative Agent and the Revolving Lenders waive any requirement (i) under Section 2.07(e) of the Existing Credit Agreement that the Borrowers provide prior notice of the reduction of the Revolving Commitments, and (ii) under Section 2.07(d) of the Existing Credit Agreement that the reduction of the Revolving Commitments be in an amount that is an integral multiple of $1,000,000, in each case, solely with respect to the Third Amendment Date Commitment Reduction;

(b)           the Administrative Agent and the Revolving Lenders waive compliance by the Borrowers with Section 5.01(a) of the Existing Credit Agreement and any Event of Default under Section 7.01(d) of the Existing Credit Agreement that would result from such noncompliance, in each case, solely to the extent necessary to permit the Borrowers to deliver the 2012 Fiscal Year Audit with a qualification as to the Borrowers’ ability to continue as a “going concern”; and

(c)           the Administrative Agent and the Revolving Lenders (i) waive compliance by the Borrowers with Section 6.03 of the Existing Credit Agreement and waive the Event of Default under Sections 7.01(d) of the Existing Credit Agreement that would result from such noncompliance, in each case, solely to the extent necessary to permit the Borrowers to consummate the NAC Sale Transaction in accordance with the terms of the NAC Sale Agreement, (ii) waive compliance by the Borrowers with Section 8.6 of the Security Agreement solely to the extent necessary to permit the Borrowers to consummate the NAC Sale Transaction in accordance with the terms of the NAC Sale Agreement, (iii) agree that, effective contemporaneously with the consummation of the NAC Sale Transaction in accordance with the terms of the NAC Sale Agreement, NAC shall be released as a Guarantor and shall be released from its obligations under the Existing Credit Agreement, the Security Agreement and any other Financing Document to which it is a party and shall cease to be a Credit Party for all purposes under the Financing Documents, and any security interest held by the Administrative Agent in any assets of NAC or any equity interests in NAC shall be released and terminated (and the Revolving Lenders hereby consent to such release and termination pursuant to Sections 9.02(b)(B)(7), (8), and (9) of the Existing Credit Agreement) and (iv) agree that, at the Borrowers’ expense, the Administrative Agent shall (and the Revolving Lenders hereby authorize and direct the Administrative Agent to) deliver or cause to be delivered to the New York office of the Administrative Agent’s counsel the following documents and other items to be held in escrow and released to the Borrowers or to such other person or entity as the Borrowers may direct concurrently with the consummation of the NAC Sale Transaction:  (A) the stock certificate of NAC held by the Administrative Agent as collateral pursuant to the Security Agreement, (B) an amendment to that certain Blocked Account Control Agreement dated as of March 16, 2010 by and among the Borrowers, NAC, the Administrative Agent and JPMorgan Chase Bank, N.A. releasing Account No. 512-096473 of NAC from such agreement, (C) UCC-3 termination statements with respect to the UCC financing statements naming NAC as a debtor and the Administrative Agent as secured party and (D) such other documents as may be reasonably necessary to evidence or give public notice of the release and termination contemplated by the foregoing clause (iii)), provided that the Net Proceeds received by the Borrowers from the NAC Sale Transaction shall be applied in accordance with Section 2.09(b)(iii) and Section 2.09(c) of the Credit Agreement (but, for avoidance of doubt, without any reduction in the Revolving Commitments in connection therewith).

The Administrative Agent, the Revolving Lenders and the Borrowers hereby acknowledge, agree and confirm that the foregoing waivers are limited to the 2012 Fiscal Year Audit, the Third Amendment Date Commitment Reduction and the consummation of the NAC Sale Transaction in accordance with the terms of the NAC Sale Agreement and shall not constitute (i) a waiver of any provision of the Credit Agreement (including without limitation, Sections 2.07(d), 2.07(e), 5.01(a), or 6.03 thereof) or any other Financing Document (including without limitation, Section 8.6 of the Security Agreement) on any other occasion or for any other purpose or (ii) an amendment of any provision of the Credit Agreement (including without limitation, Sections 2.07(d), 2.07(e), 5.01(a) or 6.03 thereof) or any other Financing Document (including without limitation, Section 8.6 of the Security Agreement).

5. Amendments to Existing Credit Agreement.  Subject to the satisfaction of the terms and conditions set forth in Section 8 hereof and in reliance on the representations set forth in Section 7 hereof, the Existing Credit Agreement is hereby amended, effective immediately following the Term Loan Prepayment, as follows:

(a) Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the definitions of “ACP Grant Proceeds”, “Applicable Margin”, “Availability”, “Availability Block”, “Availability Reserves”, “Borrowing Base”, “Inventory Cap Amount”, “LC Sublimit”, “Maturity Date”, “Pledged Cash Component” and “Pledged Money Market Account” in their entirety and substituting the following therefor:

“‘ACP Grant Proceeds’” means (a) the cash proceeds (including the release of cash pledged to secure (i) surety bonds, (ii) letters of credit or (iii) other like instruments) actually received by the Borrowers from an ACP Grant and (b) the 298,000 SWU received by the Borrowers from the DOE pursuant to the 2013 DOE SWU Transfer Agreement, which shall be deemed to have a value equal to the 2013 DOE SWU Agreed Value.”

“‘Applicable Margin’ means with respect to interest accruing on any day in respect of any Revolving Loan, (a) 2.75% per annum for ABR Revolving Loans and (b) 4.50% per annum for any Eurodollar Revolving Loans; provided, however, that, if the operation of the Paducah Facility shall result in a loss, as measured by gross profit during any period of three consecutive months ending on or after August 31, 2012 (each such three-month period, a “Paducah Profitability Test Period”) as shown on the monthly consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.01(c), the Applicable Margin for ABR Revolving Loans and Eurodollar Revolving Loans shall automatically increase by 1.50% effective retroactively to the first day of the applicable Paducah Profitability Test Period (except that, in the case of the first Paducah Profitability Test Period ending on August 31, 2012, the increase in the Applicable Margin shall be effective retroactively to July 1, 2012) and continuing in effect until the cessation of uranium enrichment at the Paducah Facility.”

“‘Availability’ means, at any time, an amount equal to the lesser of:

(a) (i) the aggregate Revolving Commitments of the Revolving Lenders at such time, minus (ii) the Availability Block at such time, minus (iii) the unpaid principal balance of the Revolving Loans and Swingline Loans at such time, minus (iv) the LC Exposure at such time; and

(b) (i) the Borrowing Base at such time, minus (ii) the unpaid principal balance of the Revolving Loans and Swingline Loans at such time, minus (iii) the LC Exposure at such time, plus (iv) the portion of the LC Exposure at such time that has been cash collateralized in accordance with the terms of this Agreement.”

“‘Availability Block’ means, at any time, the sum of (a) $30,000,000 plus (b) the Excess ACP Expenditure Amount.”

“‘Availability Reserves’ means, as of any date of determination, without duplication of any other reserves that are otherwise addressed or excluded through eligibility criteria or otherwise in this Agreement, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in its Permitted Discretion upon reasonable prior notice to the Credit Parties:  (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do, or reasonably would be expected to, materially adversely affect either (i) the Collateral or its value or (ii) the security interests and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect the Administrative Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrowers is or may have been incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts which the Administrative Agent reasonably determines in good faith constitutes a Default or (d) to reflect any Swap Obligations or Banking Services Obligations.”

“‘Borrowing Base’ means an amount equal to:

(a)           eighty-five percent (85%) of the positive difference between (i) the Net Amount of Eligible Receivables and (ii) the Borrowing Base Reserves (Receivables);

plus

(b)           the lesser of:

(i)           eighty-five percent (85%) of the positive difference between (A) the net orderly liquidation value of Eligible Inventory and (B) the Borrowing Base Reserves (Inventory); and

(ii)           sixty-five percent (65%) of the positive difference between (A) the Net Amount of Eligible Inventory and (B) the Borrowing Base Reserves (Inventory); and

(iii)           the Inventory Cap Amount;

plus

(c)           at any time after the Shutdown/Demobilization/Transfer Commitment Reduction Threshold shall have been reached, 100% of the Specified Cash Collateral Amount;

minus

(d)           the Availability Reserves;

minus

(e)           the Availability Block.

The Borrowing Base will be computed monthly or more often as may be requested by the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties.

The “net orderly liquidation value” of Eligible Inventory as of the Third Amendment Date was established pursuant to the August 10, 2012 appraisal prepared by Accuval and submitted to the Administrative Agent (the “2012 Appraisal”), which 2012 Appraisal, among other things, sets forth a net liquidation percentage used in determining the net orderly liquidation value of Eligible Inventory.  Until such time as another appraisal of inventory (which may, in the Administrative Agent’s Permitted Discretion, be another appraisal consisting of a desktop appraisal or a full appraisal) shall be conducted at the request of the Administrative Agent in accordance with Section 5.04, the net orderly liquidation value of Eligible Inventory shall be determined based on the net liquidation percentage set forth in the 2012 Appraisal.  Thereafter, the net orderly liquidation value of Eligible Inventory shall be determined based on the net liquidation percentage set forth in the most recent inventory appraisal (which may, in the Administrative Agent’s Permitted Discretion, be the most recent appraisal consisting of a desktop appraisal or a full appraisal) conducted in accordance with Section 5.04.”

“‘Inventory Cap Amount’ means, at any time of determination thereof, an amount equal to $90,000,000.”

“‘LC Sublimit’ means (i) at all times prior to the date which is sixty (60) days following the cessation of uranium enrichment at the Paducah Facility, $50,000,000, and (ii) at all times from and after the date which is sixty (60) days following the cessation of uranium enrichment at the Paducah Facility, $25,000,000.”

“‘Maturity Date’ means September 30, 2013.”

“‘Pledged Cash Component’ means, for any Monthly Collateral Coverage Period, the lesser of (a) the amount of cash specified by the Borrowers in the Monthly Compliance Certificate delivered by the Borrowers on first day of such Monthly Collateral Coverage Period (the “Specified Pledged Cash Amount”) that Enrichment covenants to maintain in the Pledged Money Market Account (which Specified Pledged Cash Amount, if not $0, shall be an integral multiple of $5,000,000) until delivery by the Borrowers of the next Monthly Compliance Certificate, or (b) the actual amount of cash on deposit in the Pledged Money Market Account during such Monthly Collateral Coverage Period; provided that  the Pledged Cash Component shall equal $0 any time the Pledged Money Market Account is not subject to a control agreement in favor of the Administrative Agent pursuant to which the Administrative Agent has a perfected, first priority Lien thereon for the benefit of the Lenders.”

“‘Pledged Money Market Account’ means (a) that certain money market Securities Account (as such term is defined in the Security Agreement) of Enrichment maintained with Chase or its Affiliates designated with an account number ending with the digits “721”, or (b) such other money market Securities Account established in favor of Enrichment by, and maintained with, Chase or its Affiliates that replaces the money market Securities Account described in clause (a) of this definition.”

(b) Section 1.01 of the Existing Credit Agreement is hereby further amended by deleting clause (i) of the definition of “Eligible Receivables” in its entirety and substituting the following therefor:

“(i)           the Customer is not (i) the United States government or the government of any state or political subdivision thereof or therein, or any agency or department of any thereof, including, without limitation, the DOE and the Tennessee Valley Authority, unless the Administrative Agent shall have received from the Credit Parties such documentation as the Administrative Agent shall deem appropriate in its Permitted Discretion to enable the Administrative Agent to make all filings necessary to comply with any applicable assignment of claims statute (provided that such documentation shall be held in escrow by the Administrative Agent and shall not be filed unless and until (1) an Event of Default has occurred and is continuing or (2) the Administrative Agent deems the filing of such documentation to be appropriate under the circumstances or the Administrative Agent shall have been instructed by the Required Revolving Lenders to so file such documentation); or (ii) (A) an Affiliate of the Credit Parties or any Subsidiary or any employee, officer, director or agent thereof, or (B) a supplier or creditor of the Credit Parties or any Subsidiary thereof (provided that such Receivable under this clause (ii)(B) shall only be ineligible to the extent of amounts payable by the Credit Parties or Subsidiary to such supplier or outstanding to such creditor);”

(c) Section 1.01 of the Existing Credit Agreement is hereby further amended by deleting the definitions of “2011 Appraisal” and “DOE SWU Purchase Expenditures” in their entirety.

(d) Section 1.01 of the Existing Credit Agreement is hereby further amended by inserting the following new definitions therein in appropriate alphabetical order:

“‘2012 Appraisal’ has the meaning assigned to such term in the definition of “Borrowing Base” set forth in this Section 1.01.”

“‘2013 DOE SWU Agreed Value’ means $44,378,055, the “value” as agreed to by the Borrowers and the DOE of the 298,000 SWU transferred by the DOE to the Borrowers pursuant to the 2013 DOE SWU Transfer Agreement.”

“‘2013 DOE SWU Transfer Agreement’ means the modification of the documentation evidencing an ACP Grant to provide for the transfer by the DOE to the Credit Parties of 298,000 SWU in lieu of the DOE’s obligation to remit $44,378,055 of cash to the Borrowers pursuant to such ACP Grant documentation in respect of ACP Expenditures incurred, or to be incurred, by the Borrowers, which modification shall be in form and substance reasonably satisfactory to the Administrative Agent.”

“‘DOE Barter Deposit Account’ means that certain Deposit Account of Enrichment maintained at JPMorgan Chase Bank, N.A. and designated with an account number ending with the digits “350”, which Deposit Account is used solely for the purpose of holding certain funds that are subject to a barter agreement between the Borrowers and the DOE.”

“‘Excess ACP Expenditure Amount’ has the meaning ascribed to such term in Section 6.11.”

“‘Government Share’ means that portion of the ACP Grant to be funded by DOE pursuant to the ACP Grant documentation, which amount is equal to 80% of the allowable costs of the ACP Grant.”

“‘NAC Purchaser’ means Hitz Holdings U.S.A., Inc.”

“‘NAC Sale Agreement’ means that certain Stock Purchase Agreement dated as of January 23, 2013 by and between Holdings, as seller, and the NAC Purchaser, as purchaser, pursuant to which Holdings has agreed to sell, and the NAC Purchaser has agreed to purchase, all of the issued and outstanding equity interests of NAC International, Inc. for a cash purchase price of $45,000,000, less purchase price adjustments described therein, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner reasonably acceptable to the Administrative Agent.”

“‘Third Amendment Date’ means March 14, 2013.”

(e) Section 1.05(b) of the Existing Credit Agreement is hereby amended by deleting such Section 1.05(b) in its entirety and substituting the following therefor:

“(b)           [Intentionally omitted].”

(f) Section 2.04(c) of the Existing Credit Agreement is hereby amended by deleting such Section 2.04(c) in its entirety and substituting the following therefor:

“(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that a Letter of Credit may provide that its expiration date shall be automatically extended to a date not more than one year after the then outstanding expiration date unless, at least a specified number of days prior to such then existing expiration date, the Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit may be issued with an expiry date, or extended for a period, of up to one year after the Maturity Date so long as the Borrowers provide cash collateral for the LC Exposure related thereto in accordance with Section 2.04(j).”

(g) Section 2.04(j) of the Existing Credit Agreement is hereby amended by deleting such Section 2.04(j) in its entirety and substituting the following therefor:

“(j)           Cash Collateralization.   On or prior to the Third Amendment Date, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon.  In addition, concurrently with any request for the issuance of any Letter of Credit under this Section 2.04 on or after the Third Amendment Date, the Borrowers shall deposit in the LC Collateral Account an amount in cash equal to 105% of the face amount of such Letter of Credit.  Further, if at any time (whether upon the occurrence of an Event of Default, any date on which the Borrowers are required to  Prepay the Obligations in Full pursuant to Section 2.09(h), or any date on which any Letter of Credit is issued, renewed, amended, or extended, or otherwise), the aggregate amount of cash on deposit in the LC Collateral Account is less than 105% of the LC Exposure (determined after giving effect to any such issuance, renewal, amendment, or extension, if applicable), then, the Borrowers shall immediately deposit in the LC Collateral Account an amount in cash sufficient to cause the aggregate amount of cash on deposit in the LC Collateral Account to be at least 105% of the LC Exposure (determined after giving effect to any such issuance, renewal, amendment or extension, if applicable).  Any such deposit of cash collateral pursuant to this Section 2.04(j) shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on such cash collateral while it is on deposit in the LC Collateral Account, such deposits shall not bear interest (it being understood that cash collateral on deposit in the LC Collateral Account may or may not bear interest, at the option and in the discretion of the Administrative Agent).  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  From time to time, to the extent that the aggregate amount of cash on deposit in the LC Collateral Account exceeds 105% of the LC Exposure as of such date (as determined in good faith by the Administrative Agent), the Borrowers may request in writing that the Administrative Agent remit cash to the Borrowers in an amount equal to the excess of the cash on deposit in the LC Collateral Account as of the date of such written request over an amount equal to 105% of the LC Exposure as of such date, as determined in good faith by the Administrative Agent (the amount of such excess, the “Excess Cash Collateral Amount”).  Within ten (10) Business Days after the Administrative Agent’s receipt of such a written request from the Borrowers, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall remit to the Borrowers cash in an amount equal to the Excess Cash Collateral Amount, if any.”

(h) Section 2.07(c) of the Existing Credit Agreement is hereby amended by deleting such Section 2.07(c) in its entirety and substituting the following therefor:

“(c)           [Intentionally omitted].”

(i) Section 2.08 of the Existing Credit Agreement is hereby amended by adding the following new clause (g) at the end of Section 2.08:

“(g)           At any time when Revolving Loans are outstanding, if the aggregate amount of the Borrowers’ cash and cash equivalents (excluding the Pledged Cash Component, cash pledged to secure Obligations in respect of outstanding Letters of Credit, and cash subject to a barter agreement between the Borrowers and DOE and held in the DOE Barter Deposit Account) shall exceed $20,000,000 for more than two (2) Business Days, the Borrowers shall prepay the Revolving Loans by an amount equal to the lesser of (i) the amount necessary to prepay in full the Revolving Loans then outstanding and (ii) the amount by which the aggregate amount of the Borrowers’ cash and cash equivalents (excluding the Pledged Cash Component, cash pledged to secure Obligations in respect of outstanding Letters of Credit and cash subject to a barter agreement between the Borrowers and DOE and held in the DOE Barter Deposit Account) exceeds $20,000,000.”

(j) Section 2.09(b) of the Existing Credit Agreement is hereby amended by deleting such Section 2.09(b) in its entirety and substituting the following therefor:

“(b)           Mandatory Prepayments of Revolving Loans.  The Borrowers shall be obligated to prepay the Revolving Loans as follows

(i)           Overadvances.  Except as otherwise expressly provided in Section 2.05(d), if, at any time, Availability shall be less than $0, the Borrowers shall immediately prepay Revolving Loans or Swingline Loans in an aggregate amount necessary to cause Availability to be greater than or equal to $0, and such prepayment shall be applied in accordance with Section 2.09(c).

(ii)           Sale of Inventory and Collection of Receivables.  The Borrowers shall prepay Revolving Loans in an amount equal to 100% of the proceeds received by any Credit Party or any Restricted Subsidiary from the sale of inventory or the collection of Receivables, any such prepayment to be applied in accordance with Section 2.08(b).

(iii)           Other Asset Sales and Casualty Events.  Within three (3) Business Days of the receipt by any Credit Party or any Restricted Subsidiary of any Asset Sale Proceeds (other than Asset Sale Proceeds from dispositions permitted pursuant to Sections 6.03(c)(i),(ii), (ix) or (xii)) or Casualty Proceeds, the Borrowers shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the proceeds received, any prepayment to be applied in accordance with Section 2.09(c).

(iv)           Sale of Equity.  Within three (3) Business Days of the receipt by any Credit Party or any Restricted Subsidiary of any Equity Proceeds (other than Equity Proceeds from (A) the issuance of any Equity Interest in connection with any incentive plans available to officers, directors or employees of Holdings or any of its Subsidiaries or (B) the issuance of any Equity Interests by any Subsidiary to Holdings or any other Subsidiary), the Borrowers shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the proceeds received, any prepayment to be applied in accordance with Section 2.09(c).

(v)           Incurrence of Indebtedness.  Within three (3) Business Days of the receipt by any Credit Party or any Restricted Subsidiary of any Debt Proceeds (other than Debt Proceeds from Indebtedness permitted pursuant to clauses 6.01(a) through (h), (l), (m), (n), (o) or (p)), the Borrowers shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the proceeds received, any prepayment to be applied in accordance with Section 2.09(c).

(vi)           DOE Transfer Event.  Upon receipt of “fair value” from the DOE in respect of any DOE Transfer Event, the Borrowers shall promptly take such steps as necessary to convert such “fair value” into cash and, within three (3) Business Days of the receipt by the Borrowers of such cash, the Borrowers shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the cash received, any prepayment to be applied in accordance with Section 2.09(c).”

(k) Section 2.09(h) of the Existing Credit Agreement is hereby amended by deleting such Section 2.09(h) in its entirety and substituting the following therefor:

“(h)           Mandatory Revolving Commitment Reductions.

(i)           Incurrence of Certain Indebtedness.  If any Credit Party or Restricted Subsidiary receives any Debt Proceeds from the incurrence of Indebtedness of the types described in Sections 6.01(i), 6.01(j) and 6.01(k), the Borrowers shall immediately notify the Administrative Agent and, unless such indebtedness (A) is a permitted extension, renewal, replacement or refinancing of Indebtedness outstanding on the Effective Date or (B) does not provide for any cash payments prior to the Maturity Date (other than (i) mandatory prepayments resulting from a change of control or other event or circumstance, provided all such mandatory prepayments are expressly subject to the prior Payment in Full of the Obligations, and (ii) customary obligations to reimburse lenders for reasonable costs and expenses), then the Revolving Credit Commitments shall be automatically reduced by an amount equal to 100% of the Net Proceeds of such Indebtedness.

(ii)           Certain Asset Sales.  If any Credit Party or Restricted Subsidiary receives any Asset Sale Proceeds from any sale or transfer of assets (other than (A) Asset Sale Proceeds relating to the Paducah Orderly Shutdown, an ACP Demobilization or a DOE Transfer Event or (B) Asset Sale Proceeds relating to any disposition or transfer of assets of the type described in clauses (i) through  (xiv) of Section 6.03(c)), then, the Credit Parties shall immediately notify the Administrative Agent and the Revolving Credit Commitments shall be automatically reduced by an amount equal to 100% of the Net Proceeds of such sale or transfer of assets.

(iii)           [Reserved].

(iv)           ACP Demobilization or DOE Transfer Event.  If an ACP Demobilization or a DOE Transfer Event shall occur, on the 15th Business Day following the end of each month the Credit Parties shall provide the Administrative Agent with a report setting forth (A) the aggregate amount of Net Proceeds received by the Credit Parties from the sale or transfer of assets related to the American Centrifuge Project and/or the aggregate amount of Asset Sale Proceeds received by the Credit Parties from the transfer of assets to the DOE or its designee in connection with a DOE Transfer Event (the “Demobilization/Transfer Proceeds”), in each case as of the last day of the month most recently ended and (B) the sum of (x) the aggregate actual and accrued cumulative costs relating to the ACP Demobilization and/or DOE Transfer Event (which actual and accrued cumulative costs for purposes of this calculation shall not exceed 125% of the estimated amounts of such costs as set forth in the ACP Expenditure Plan and/or the DOE Transfer Event Cost Schedule, as applicable) as of the last day of the month most recently ended and (y) $40,000,000 (such sum, the “Demobilization/Transfer Costs”).  If, as of the 15th Business Day following the end of any month commencing six months after the ACP Demobilization or DOE Transfer Event, the Demobilization/Transfer Proceeds exceed the Demobilization/Transfer Costs by at least $2,000,000 (such excess, the “Demobilization/Transfer Excess Proceeds”), then, the Borrowers shall immediately notify the Administrative Agent and on the 20th Business Day following the end of each such month then, the Credit Parties shall immediately notify the Administrative Agent and the Revolving Credit Commitments shall be automatically reduced by an amount equal to 100% of the Demobilization/Transfer Excess Proceeds.

(v)           [Reserved].

(vi)           [Reserved].

(vii)           Shutdown/Demobilization/Transfer Commitment Reduction Threshold. Notwithstanding anything to the contrary set forth above, at such time as the aggregate reduction in the Revolving Commitments under clauses (i) through (iv) of this Section 2.09(h) equals $20,000,000 (the “Shutdown/Demobilization/Transfer Commitment Reduction Threshold”), the Revolving Commitments shall not be subject to any further reduction under clauses (i) through (iv) of this Section 2.09(h), and, instead, the Borrowers shall be required to deliver to the Administrative Agent cash to be held by the Administrative Agent in a pledged collateral account in an amount equal to the amount by which the aggregate required reductions in the Revolving Commitments which would have been required under this Section 2.09(h) but for this clause (vii) exceed $20,000,000.”

(l) Section 2.16(b) of the Existing Credit Agreement is hereby amended by deleting such Section 2.16(b) in its entirety and substituting the following therefor:

“(b)           Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Financing Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.08(b)) or (ii) after an Event of Default has occurred and is continuing and (A) the Administrative Agent so elects, (B) the Required Revolving Lenders so direct, or (C) the Loans are accelerated pursuant to Section 7.02, shall be applied ratably (based upon the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Secured Obligations described in each of categories first through eleventh described below) first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Revolving Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Revolving Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Revolving Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably (and the Revolving Commitments shall be permanently reduced by the amount of any prepayment of the Revolving Loans pursuant to this clause sixth), seventh, to pay to the Administrative Agent cash collateral for the LC Exposure in an amount sufficient to cause the aggregate amount of cash collateral held by the Administrative Agent for such Obligations to be equal to 105% of the LC Exposure, eighth, to pay amounts owing with respect to Secured Obligations consisting of Noticed Banking Services Obligations (based on the amounts then certified by the Revolving Lender or Affiliate thereof providing the applicable Noticed Banking Services to the Administrative Agent to be due and payable to such Revolving Lender or Affiliate with respect thereto), ninth, to pay amounts owing with respect to Secured Obligations consisting of Noticed Swap Obligations (based on the amounts then certified by the Revolving Lender or Affiliate thereof party to the applicable Swap Agreement to the Administrative Agent to be due and payable to such Revolving Lender or Affiliate with respect thereto), tenth, to pay amounts owing with respect to Secured Obligations consisting of Banking Services Obligations (other than Noticed Banking Services Obligations) and Swap Obligations (other than Noticed Swap Obligations) (based on the amounts then certified by the Revolving Lender or Affiliate thereof providing the applicable Banking Services or party to the applicable Swap Agreement to the Administrative Agent to be due and payable to such Lender or Affiliate with respect thereto), eleventh, to pay any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers, and twelfth, any excess to be returned to the Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.14. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.”

(m) Section 3.04(c) of the Existing Credit Agreement is hereby amended by deleting such Section 3.04(c) in its entirety and substituting the following therefor:

“(c)           Since December 31, 2011, after taking into account those items listed on a schedule delivered to the Administrative Agent prior to the Third Amendment Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.”

(n) Section 4.02 of the Existing Credit Agreement is hereby amended by adding the following two new clauses (d) and (e) after existing clause (c) of Section 4.02 and before the last sentence of Section 4.02:

“(d)           The proceeds of such Borrowing shall be used only for one or more of the following purposes:  (i) to fund current payables arising in the ordinary course of business which are due or are about to become due; (ii) to fund current operating expenses arising in the ordinary course of business and consistent with past practices; (iii) to repay drawings under Letters of Credit; (iv) to pay the Obligations and amounts due in respect thereof; (v) to pay regularly scheduled payments of principal and interest in respect of Funded Indebtedness as and when the same shall become due; (vi) to fund Capital Expenditures and ACP Expenditures, in each case solely to the extent permitted under this Agreement; and (vii) any other general corporate purpose in the ordinary course of business acceptable to the Administrative Agent in its Permitted Discretion.”

“(e)           After giving effect to such requested Borrowing and the use of the proceeds of such requested Borrowing (which Borrowers must utilize within two (2) Business Days of the funding of such Borrowing), the aggregate amount of the Borrowers’ cash and cash equivalents (excluding the Pledged Cash Component, cash pledged to secure Obligations in respect of outstanding Letters of Credit and escrowed cash in the DOE Barter Deposit Account) shall not exceed $20,000,000.”

(o) Section 5.01(g) of the Existing Credit Agreement is hereby amended by deleting such Section 5.01(g) in its entirety and substituting the following therefor:

“(g)           within fifteen (15) Business Days after the end of each calendar month (or, if, at any time, Availability shall fall below $25,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $25,000,000, with such greater frequency as the Administrative Agent shall request, in its Permitted Discretion), (i) a certificate substantially in the form of Exhibit 5.01(g) hereto (a “Borrowing Base Certificate”) executed by a Financial Officer of the Borrowers demonstrating compliance as at the end of each month (or as of the end of such more frequent period, as applicable) with the Availability requirements, which shall include a Borrowing Base calculation, inventory designation, an inventory reconciliation delineating Credit Party owned inventory versus Customer owned inventory (to the extent included in the determination of the Borrowing Base or any reserves with respect thereto), (ii) an aging schedule of Receivables and a report showing debit and credit adjustments to Receivables, a reconciliation of Receivables aging to the general ledger, accounts payable listing and reconciliation of accounts payable listing to the general ledger, a detailed list of customer liabilities and deferred revenue accounts, a detailed inventory report, detailed credit insurance coverage by Customer and binding order backlog information, and (iii) a report showing the actual amount of cash of Enrichment as of the end of each month (or as of the end of such more frequent period, as applicable) on deposit in the Pledged Money Market Account and in each other deposit account or securities account maintained at Chase or its Affiliates that is subject to a control agreement in favor of the Administrative Agent pursuant to which the Administrative Agent has a perfected, first priority Lien thereon for the benefit of the Lenders, all such certificates, schedules, reports and reconciliations in form and detail satisfactory to the Administrative Agent in its Permitted Discretion; provided that in the event that such Borrowing Base Certificates and reports described in clauses (i) and (ii) above are required more frequently than monthly, inventory data will not be required to be reported more frequently than monthly;”

(p) Section 5.01(h) of the Existing Credit Agreement is hereby amended by deleting such Section 5.01(h) in its entirety and substituting the following therefor:

“(h)           within thirty (30) days after the end of each calendar month, a rolling monthly financial forecast for the period commencing on the first day of such calendar month and ending on December 31, 2013;”

(q) Section 5.04 of the Existing Credit Agreement is hereby amended by deleting such Section 5.04 in its entirety and substituting the following therefor:

SECTION 5.04                           Inspection of Property, Books and Records.  The Borrowers will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account reflecting their business and activities; and will permit, and will cause each Restricted Subsidiary to permit, upon reasonable notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all during normal business hours and as often as may reasonably be desired (but not so as to materially interfere with the business of the Borrowers or any of their Restricted Subsidiaries); provided that the Borrowers may, at their option, have one or more employees or representatives present at any such inspection, examination or discussion; provided, further, that each of the foregoing shall be subject to compliance with applicable laws and the Borrowers and their Restricted Subsidiaries shall not be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements.  At the Borrowers’ expense, the Administrative Agent (a) shall have the right to audit, up to two times each fiscal year (provided that (x) if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to conduct audits as often as the Administrative Agent may request in the exercise of its Permitted Discretion and (y) if Availability shall fall below $25,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $25,000,000, the Administrative Agent shall have the right to conduct audits as often as the Administrative Agent may request in the exercise of its Permitted Discretion), the existence and condition of the Collateral and to review compliance with the Financing Documents, (b) shall retain an inventory appraiser to appraise the inventory Collateral at least once (but not more than twice) each fiscal year (provided that (x) if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to retain an inventory appraiser to appraise the inventory Collateral as often as the Administrative Agent may request in the exercise of its Permitted Discretion and (y) if Availability shall fall below $25,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $25,000,000, the Administrative Agent shall have the right to retain an inventory appraiser to appraise the inventory Collateral as often as the Administrative Agent may request in the exercise of its Permitted Discretion; and provided further, the Administrative Agent shall have the right to retain any such inventory appraisers to provide the Administrative Agent with an updated desktop appraisal of the inventory Collateral as frequently (but not more frequently than once each quarter) as the Administrative Agent may request in the exercise of its Permitted Discretion) and (c) shall have the right to obtain independent reports regarding the uranium markets, including, spot market value information.  The Borrowers will enter into agreements (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion) with the Administrative Agent and PriceWaterhouseCoopers LLP (or such other nationally recognized independent public accounting firm as may be selected by the Borrowers and which is reasonably satisfactory to the Administrative Agent in its Permitted Discretion) providing annual verifications of Customer account balances and inventory counts in a manner reasonably satisfactory to the Administrative Agent. ”

(r) Section 5.12 of the Existing Credit Agreement is hereby amended by deleting such Section 5.12 in its entirety and substituting the following therefor:

“SECTION 5.12                                Cash Management Arrangements.  The Borrowers will, and will cause each of the other Credit Parties to, maintain such cash management systems and banking arrangements (including the establishment of lockboxes and deposit account control arrangements) as provided for in the Security Agreement and on terms satisfactory to the Administrative Agent in its Permitted Discretion.  On the date of delivery of each Monthly Compliance Certificate, Enrichment shall fix the Specified Pledged Cash Amount for the Monthly Collateral Coverage Period then commencing by specifying such amount on such Monthly Compliance Certificate (which Specified Pledged Cash Amount may be greater than or less than the Specified Pledged Cash Amount for the prior Monthly Collateral Coverage Period).  If Enrichment elects to reduce the Specified Pledged Cash Amount for any Monthly Collateral Coverage Period to an amount that is less than the Specified Pledged Cash Amount in effect during the prior Monthly Collateral Coverage Period (a “Pledged Cash Reduction”), Enrichment shall be permitted to request that the Administrative Agent (or Chase or its Affiliates, as applicable) withdraw cash from the Pledged Money Market Account and deliver it to Enrichment; provided that, after giving effect to such withdrawal of cash, the actual amount of cash on deposit in the Pledged Money Market Account is equal to or greater than the new Specified Pledged Cash Amount; and provided, further, that Enrichment shall not be permitted to effectuate a Pledged Cash Reduction unless (i) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) as of the last day of the month most recently ended prior to the delivery of such Monthly Compliance Certificate, and, as of the date of delivery of such Monthly Compliance Certificate, the Collateral Coverage Ratio (in each case, computed after giving effect to the proposed Pledged Cash Reduction) shall not be less than the minimum Collateral Coverage Ratio required by Section 6.10. At all times during each Monthly Collateral Coverage Period, Enrichment shall maintain a minimum cash balance in the Pledged Money Market Account of not less than the Specified Pledged Cash Amount set forth in the Monthly Compliance Certificate delivered at the commencement of such Monthly Collateral Coverage Period.  Enrichment shall cause the Pledged Money Market Account at all times to remain subject to the exclusive control and dominion of the Administrative Agent.”

(s) Section 6.01 of the Existing Credit Agreement is hereby amended by deleting the reference to “and” at the end of subsection (o) thereof, replacing the period at the end of subsection (p) thereof with “; and” and inserting a new subsection (q) thereof, which shall read as follows:

“(q)           Indebtedness of the Borrowers consisting of Guarantees, letters of credit or similar instruments issued in support of the obligations of NAC International, Inc. and set forth on Schedule 6.01(q) attached hereto, provided that the NAC Purchaser shall have assumed and agreed to perform, or indemnified the Borrowers for any and all payments made by the Borrowers in respect of, such Indebtedness pursuant to the NAC Sale Agreement.”

(t) Section 6.03(c)(ii) of the Existing Credit Agreement is hereby amended by deleting such Section 6.03(c)(ii) in its entirety and substituting the following therefor:

“(ii)           sell or otherwise dispose of worn out, obsolete, scrap or surplus assets (including without limitation, ACP Property) not to exceed $10,000,000 in the aggregate in any fiscal year;”

(u) Section 6.03(c)(x) of the Existing Credit Agreement is hereby amended by deleting such Section 6.03(c)(x) in its entirety and substituting the following therefor:

“(x)           transfer or dispose of assets (excluding (A) any inventory, accounts receivable or other Collateral (provided that the Administrative Agent may, in its Permitted Discretion, permit Collateral other than inventory, accounts receivable, or Equity Interests in Enrichment or any Guarantor constituting a Material Subsidiary to be transferred or disposed of pursuant to this Section 6.03(c)(x), subject to the limitations set forth below in this Section 6.03(c)(x)), (B) any Equity Interests in Enrichment or any Guarantor constituting a Material Subsidiary and (C) any ACP Property, ACP Grant Purchased Property, ACP Transferred Property or Equity Interests of an ACP Company) for which the Net Proceeds received by any Borrower or any Restricted Subsidiary, when added to the aggregate Net Proceeds of all such dispositions made during that fiscal year, does not exceed an amount equal to 2.5% of the book value of consolidated total assets of Holdings and its Restricted Subsidiaries as of the last day of the immediately preceding fiscal year and which does not result in a Material Adverse Effect;”

(v) Section 6.04(q) of the Existing Credit Agreement is hereby amended by deleting such Section 6.04(q) in its entirety and substituting the following therefor:

“(q)           Investments consisting of Guarantees, letters of credit or similar instruments issued in support of obligations of NAC International, Inc. and set forth on Schedule 6.01(q) attached hereto, provided that the NAC Purchaser shall have assumed and agreed to perform, or indemnified the Borrowers for any and all payments made by the Borrowers in respect of, such Investments pursuant to the NAC Sale Agreement.”

(w) Section 6.05(a) of the Existing Credit Agreement is hereby amended by deleting such Section 6.05(a) in its entirety and substituting the following therefor:

“(a)           The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly prepay, redeem, purchase, retire, refinance, refund, replace or convert any Funded Indebtedness, except (i) prepayments or redemptions of the Loans and other Indebtedness under the Financing Documents, (ii) refinancings, refundings or replacements of Indebtedness permitted by Section 6.01(m), (iii) conversion of the Convertible Notes or other convertible notes permitted by Section 6.01(j) (or any refinancing, refunding or replacement of the foregoing permitted by Section 6.01(m)) into common stock of Holdings (including, so long as no Default or Event of Default shall have occurred and be continuing, the payment of up to $500,000 in cash in the aggregate from and after the Effective Date in respect of any fractional shares remaining after such conversion), and (iv) as otherwise expressly permitted under Section 6.06; and provided that nothing herein shall prohibit the Borrowers or any Restricted Subsidiary from making regularly scheduled payments of principal, interest and fees (or any mandatory prepayment in respect of any Casualty Event or asset sale permitted under this Agreement) in respect of any Indebtedness (other than Subordinated Indebtedness) permitted under Section 6.01.”

(x) Section 6.09 of the Existing Credit Agreement is hereby amended by deleting such Section 6.09 in its entirety and substituting the following therefor:

“SECTION 6.09                           Capital Expenditures.  The Borrowers shall not make or incur any Capital Expenditures (other than ACP Expenditures to the extent permitted under Section 6.11 below) in an amount greater than $1,000,000 during the period of twelve (12) consecutive months commencing on January 1, 2013 or any period of twelve (12) consecutive months thereafter.”

(y) Section 6.10 of the Existing Credit Agreement is hereby amended by deleting such Section 6.10 in its entirety and substituting the following therefor:

“SECTION 6.10                           Collateral Coverage Ratio.  The Borrowers shall not permit the Collateral Coverage Ratio at any time to be less than 2.00 to 1.00.”

(z) Section 6.11 of the Existing Credit Agreement is hereby amended by deleting such Section 6.11 in its entirety and substituting the following therefor:

“SECTION 6.11                           ACP Expenditures.  Notwithstanding anything to the contrary set forth in this Agreement other than Section 6.12, the Borrowers shall not make any ACP Expenditures, except:

(a)           from and after the ACP Grant Start Date, the Borrowers shall be permitted to make ACP Expenditures to the extent that, as of any date, the aggregate amount of such ACP Expenditures does not exceed 110% of the amount of ACP Expenditures anticipated to be made by the Borrowers through the end of the month in which such date occurs pursuant to the budget included in the definitive documentation between the Borrowers and the DOE relating to the ACP Grant; provided that:

(i)  if, at any time, the difference between (A) 80% of the aggregate amount of ACP Expenditures made by the Borrowers after the ACP Grant Start Date and (B) the aggregate amount of ACP Grant Proceeds actually received by the Borrowers after the ACP Grant Start Date, exceeds $50,000,000, the Borrowers shall not make any further ACP Expenditures unless and until such time as the Borrowers have received ACP Grant Proceeds in an amount sufficient to cause the difference between (1) 80% of the aggregate amount of ACP Expenditures made by the Borrowers after the ACP Grant Start Date and (2) the aggregate amount of ACP Grant Proceeds actually received by the Borrowers after the ACP Grant Start Date to be less than $50,000,000 (it being acknowledged and agreed that the transfer by the DOE of SWU pursuant to the 2013 DOE SWU Transfer Agreement shall be deemed to constitute the delivery of ACP Grant Proceeds with a value equal to the 2013 DOE SWU Agreed Value, notwithstanding that the actual fair market value of such transferred SWU may be less than the 2013 DOE SWU Agreed Value);

(ii)   in no event shall the aggregate amount of ACP Expenditures made by the Borrowers from and after the ACP Grant Start Date exceed $375,000,000;

(iii)  in no event shall the aggregate amount of ACP Expenditures made by the Borrowers from and after the ACP Grant Start Date for which the Borrowers are not entitled to receive reimbursement in the form of ACP Grant Proceeds exceed the lesser of (A) $75,000,000 and (B) an amount equal to 20% of the aggregate amount of ACP Expenditures made by the Borrowers from and after the ACP Grant Start Date; and

(iv) the Borrowers shall not make ACP Expenditures in an aggregate amount in excess of $20,000,000 for the Government Share for which the DOE has not yet obligated funds in cash (including the release of cash pledged to secure (x) surety bonds, (y) letters of credit or (z) other like instruments) or pursuant to the 2013 DOE SWU Transfer Agreement (at any time, the amount of ACP Expenditures for the Government Share made by the Borrowers for which the DOE has not yet obligated funds in cash (including the release of cash pledged to secure (x) surety bonds, (y) letters of credit or (z) other like instruments) or pursuant to the 2013 DOE SWU Transfer Agreement being referred to herein as the “Excess ACP Expenditure Amount”);

(b)           notwithstanding anything to the contrary set forth herein, (x) if the DOE Transfer Event shall have occurred, then the Borrowers shall not be permitted to use any proceeds of the Revolving Loans for additional ACP Expenditures, except that to the extent such ACP Expenditures are required by law and no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers may use up to $5,000,000 of the proceeds of Revolving Loans for such ACP Expenditures, and (y) if a Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers shall not be permitted to use any proceeds of the Revolving Loans for additional ACP Expenditures without the prior written consent of the Administrative Agent and the Required Revolving Lenders;

(c)           if the ACP Demobilization shall have occurred, the Borrowers shall be permitted to make ACP Demobilization Expenditures; provided that, as of any date, the aggregate amount of ACP Demobilization Expenditures shall not exceed 110% of the estimated amount of such expenditures through the end of the month in which such date occurs as set forth in the ACP Demobilization Expenditure Plan; and

(d)           in addition to the amounts permitted under clause (a) above, the Borrowers may make additional ACP Expenditures not covered under the ACP Grant documentation or to which the Borrowers are not entitled to reimbursement from the United States Federal Government; provided, that the aggregate amount of all ACP Expenditures made pursuant to this clause (d) (i) prior to the Third Amendment Date shall not exceed $950,000 and (ii) from and after the Third Amendment Date, shall not exceed $750,000.”

(aa) Section 9.03(a) of the Existing Credit Agreement is hereby amended by deleting subsection (ii) of such Section 9.03(a) in its entirety and substituting the following therefor:

“(ii)           field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination; provided that that up to two field examinations will be conducted each year unless (x) a Default or Event of Default shall have occurred and be continuing (in which case there shall be no limitation on the number or frequency of field examinations) or (y) Availability shall fall below an amount equal to $25,000,000 (in which case, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $25,000,000, there shall be no limitation on the number or frequency of field examinations);”

(bb) Effective immediately upon the Term Loan Prepayment, (i) each provision of the Credit Agreement which would require the vote of all or any portion of the Term Lenders (voting either as a separate class or together with all or any portion of the Revolving Lenders) to approve an amendment, waiver, modification or other action shall be deemed to be amended to not require any such Term Lender vote, and (ii) each provision of the Credit Agreement which affords the Term Lenders any special rights or remedies shall have no further force and effect (provided that the Term Lenders shall retain any such right or remedy solely to the extent that the Credit Agreement expressly provides for such right or remedy to survive the payment in full of the Term Loans).

(cc) Effective immediately upon the Term Loan Prepayment, the Schedules to the Existing Credit Agreement shall be amended as follows:  (i) Schedule 2.01 thereof shall be amended by deleting such Schedule in its entirety and replacing it with updated Schedule 2.01 attached hereto and (ii) the Schedules to the Existing Credit Agreement shall be further amended by inserting therein new Schedule 6.01(q) in the form of Schedule 6.01(q) attached hereto.

6. Amendment to Security Agreement.  Subject to the satisfaction of the terms and conditions set forth in Section 8 hereof and in reliance on the representations set forth in Section 7 hereof, the Security Agreement is hereby amended, effective concurrently with the consummation of the NAC Sale Transaction, by deleting such Annex H thereof in its entirety and replacing it with updated Annex H attached hereto.

7. No Default; Representations and Warranties, etc.  Each of the Borrowers represents and warrants to the Lenders and the Administrative Agent that, after giving effect to this Amendment, as of the date hereof (a) the representations and warranties of the Credit Parties contained in Article III of the Existing Credit Agreement are true and correct in all material respects as of the date hereof as if made on such date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date); (b) the Borrowers are in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement and the other Financing Documents to be observed or performed by them thereunder; (c) no Default or Event of Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary corporate and, if required, shareholder action on the part of the Borrowers, (ii) will not violate any applicable law or regulation applicable to the Borrowers or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets and (iv) do not require any consent, waiver or approval of or by any Person (other than the Administrative Agent and the Revolving Lenders) which has not been obtained.

8. Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon the satisfaction of the following conditions precedent:

(a) Counterparts of Amendment:  The Administrative Agent shall have received counterparts of this Amendment signed on behalf of the Borrowers and the Revolving Lenders and a counterpart of the Ratification of Guarantee attached hereto signed on behalf of NAC International Inc., as Guarantor (which counterparts may be delivered by telecopy or electronic transmission of a pdf of a signed signature page to this Amendment or such Ratification of Guarantee, as applicable).

(b)           Cash Collateralization of Letters of Credit.  The Borrowers shall have delivered to the Administrative Agent cash collateral for the LC Exposure in an amount not less than 105% of the LC Exposure, which cash collateral shall be deposited in the LC Collateral Account and held as collateral for the LC Exposure and other Secured Obligations in accordance with Section 2.04(j) of the Credit Agreement.

(c)           Minimum Availability.  After giving effect to Term Loan Prepayment, Availability (calculated based on the Borrowing Base Certificate most recently delivered by the Borrowers to the Administrative Agent) shall be not less than $35,000,000.

(d)           Fees and Expenses.  The Borrowers shall have paid all fees and other amounts due and payable to the Administrative Agent and its counsel and the Lenders in connection with this Amendment, including, (i) the fees described in that certain Fee Letter dated as of February 20, 2013 between the Borrowers and the Administrative Agent, and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers under the Credit Agreement.

(e)           Other Documents:  The Administrative Agent shall have received such other documents from the Credit Parties as the Administrative Agent shall reasonably request in connection herewith prior to the execution of this Amendment by the Borrowers, all of which shall be satisfactory in form and substance to the Administrative Agent.

9. RELEASE.  EACH CREDIT PARTY HEREBY ACKNOWLEDGES AND AGREES THAT:  (A) NEITHER IT NOR ANY OF ITS AFFILIATES HAS ANY CLAIM OR CAUSE OF ACTION AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER (OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONSULTANTS OR AGENTS) AND (B) THE ADMINISTRATIVE AGENT AND EACH LENDER HAS HERETOFORE PROPERLY PERFORMED AND SATISFIED IN A TIMELY MANNER ALL OF ITS OBLIGATIONS TO SUCH CREDIT PARTY AND ITS AFFILIATES UNDER THE CREDIT AGREEMENT AND THE OTHER FINANCING DOCUMENTS.  NOTWITHSTANDING THE FOREGOING, THE ADMINISTRATIVE AGENT AND THE LENDERS WISH (AND EACH CREDIT PARTY AGREES) TO ELIMINATE ANY POSSIBILITY THAT ANY PAST CONDITIONS, ACTS, OMISSIONS, EVENTS OR CIRCUMSTANCES WOULD IMPAIR OR OTHERWISE ADVERSELY AFFECT ANY OF THE ADMINISTRATIVE AGENT'S AND THE LENDERS' RIGHTS, INTERESTS, SECURITY AND/OR REMEDIES UNDER THE CREDIT AGREEMENT AND THE OTHER FINANCING DOCUMENTS.  ACCORDINGLY, FOR AND IN CONSIDERATION OF THE AGREEMENTS CONTAINED IN THIS AMENDMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, EACH CREDIT PARTY (FOR ITSELF AND ITS AFFILIATES AND THE SUCCESSORS, ASSIGNS, HEIRS AND REPRESENTATIVES OF EACH OF THE FOREGOING) (COLLECTIVELY, THE "RELEASORS") DOES HEREBY FULLY, FINALLY, UNCONDITIONALLY AND IRREVOCABLY RELEASE AND FOREVER DISCHARGE THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONSULTANTS AND AGENTS (COLLECTIVELY, THE "RELEASED PARTIES") FROM ANY AND ALL DEBTS, CLAIMS, OBLIGATIONS, DAMAGES, COSTS, ATTORNEYS' FEES, SUITS, DEMANDS, LIABILITIES, ACTIONS, PROCEEDINGS AND CAUSES OF ACTION, IN EACH CASE, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR FIXED, DIRECT OR INDIRECT, AND OF WHATEVER NATURE OR DESCRIPTION, AND WHETHER IN LAW OR IN EQUITY, UNDER CONTRACT, TORT, STATUTE OR OTHERWISE, WHICH ANY RELEASOR HAS HERETOFORE HAD OR NOW OR HEREAFTER CAN, SHALL OR MAY HAVE AGAINST ANY RELEASED PARTY BY REASON OF ANY ACT, OMISSION OR THING WHATSOEVER DONE OR OMITTED TO BE DONE ON OR PRIOR TO THE DATE HEREOF ARISING OUT OF, CONNECTED WITH OR RELATED IN ANY WAY TO THIS AMENDMENT, THE CREDIT AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY ACT, EVENT OR TRANSACTION RELATED OR ATTENDANT THERETO, OR THE AGREEMENTS OF THE ADMINISTRATIVE AGENT OR ANY LENDER CONTAINED THEREIN, OR THE POSSESSION, USE, OPERATION OR CONTROL OF ANY OF THE ASSETS OF EACH CREDIT PARTY, OR THE MAKING OF ANY LOANS OR OTHER ADVANCES, OR THE MANAGEMENT OF SUCH LOANS OR ADVANCES OR THE COLLATERAL ON OR PRIOR TO THE DATE HEREOF.

10. Miscellaneous.

(a) The Borrowers, the Lenders and the Administrative Agent hereby ratify and confirm the terms and provisions of the Credit Agreement and the other Financing Documents and agree that, except to the extent specifically amended hereby, the Credit Agreement, the other Financing Documents and all related documents shall remain in full force and effect.  Nothing contained herein shall constitute a waiver of any provision of the Financing Documents.

(b) The Borrowers agree to pay all reasonable and documented expenses, including legal fees and disbursements, incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated thereby.

(c) This Amendment may be executed in any number of counterparts (including by way of facsimile transmission), each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

(d) This Amendment shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

USEC INC.

By /s/ John C. Barpoulis

Name: John C. Barpoulis

Title:   Senior Vice President & Chief Financial Officer

UNITED STATES ENRICHMENT CORPORATION

By: /s/ John C. Barpoulis

Name: John C. Barpoulis

Title:   Senior Vice President & Chief Financial Officer

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative and Collateral Agent

By:/s/ Dan Bueno

Name: Dan Bueno

Title:  Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A., as Revolving Lender

By:/s/ Dan Bueno

Name: Dan Bueno

Title:  Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as Revolving Lender

By:/s/ Mark Bradford

Name: Mark Bradford

Title:  Vice President

ALLY COMMERCIAL FINANCE LLC, as Revolving Lender

By:/s/ Michael Malcangi

Name: Michael Malcangi

Title:  Director

FIRST NIAGARA COMMERCIAL FINANCE, INC. a wholly-owned subsidiary of First Niagara Bank, N.A., as Revolving Lender

By:/s/ Michael Schwartz

Name:  Michael Schwartz

Title:  Vice President